Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2024 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 8, 2024 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2024 second quarter ended December 31, 2023. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2024 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2023

Net sales for the three months ended December 31, 2023, increased $1.3 million, or 12%, to $12.6 million from $11.3 million for the three months ended December 31, 2022, due primarily to an increase in repair revenue related to the orthopedic surgical handpiece that we sell to our largest customer. As previously disclosed, we began an enhanced repair program in the prior fiscal year to upgrade our customer’s handpieces to the most current revision.

Gross profit for the three months ended December 31, 2023, increased $179,000, or 7%, to $2.8 million from $2.6 million for the same period in fiscal 2023. The improvement in gross margin is primarily because we have seen a reduction in the requirement for us to supply components to our suppliers for our printed circuit board assemblies.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2023 increased $539,000, or 36%, to $2.0 million compared to $1.5 million in the prior fiscal year’s corresponding quarter, reflecting in part the reduced number of billable engineering projects in the current fiscal quarter compared to the same period in the prior fiscal year and increased general and administrative expenses mostly due to higher professional fees related to audit and valuation services.

Our operating income for the quarter ended December 31, 2023, decreased $360,000, or 32%, to $777,000 compared to $1.1 million for the prior fiscal year’s corresponding quarter. Although sales and gross profit have increased, as described above, our operating expenses have increased at a higher rate.

Net income for the quarter ended December 31, 2023, was $500,000 or $0.14 per diluted share, compared to $2.8 million, or $0.75 per diluted share, for the corresponding quarter in fiscal 2023. Our net income for the three months ended December 31, 2023, contains unrealized losses on our marketable equity investments of $40,000 while our net income for the three months ended December 31,2022 contains unrealized gains on our marketable equity investments of $2.7 million. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

Six Months Ended December 31, 2023

Net sales for the six months ended December 31, 2023, increased $2.2 million, or 10%, to $24.5 million from $22.4 million for the six months ended December 31, 2022, due primarily to increased repair revenue from the orthopedic surgical handpiece that we sell to our largest customer as well as the launch of our second thoracic driver, offset by decreased non-recurring engineering and proto-type revenue.

Gross profit for the six months ended December 31, 2023, increased $882,000, or 16%, compared to the same period in fiscal 2023 due to a decline in the requirement for us to source components at elevated prices on behalf of our suppliers in order to meet delivery requirements of our customers, which we believe was a temporary COVID related disruption that impacted our business.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2023, increased $359,000, or 10%, to $3.9 million compared to $3.5 million in the prior fiscal year’s corresponding period. The increase is related to increased research and development costs due to fewer billable projects in the current fiscal year than the prior fiscal year as well as higher general and administrative expenses mostly due to higher professional fees mostly related to audit and valuation services.

Our operating income for six months ended December 31, 2023, increased $523,000, or 25%, to $2.6 million compared to $2.1 million for the corresponding period of the prior fiscal year. The increase in operating income is attributable to higher sales and gross profit offset by the higher operating expenses described above.

Net loss for the six months ended December 31, 2023, was $115,000 or $0.03 per diluted share, compared to net income of $4.0 million, or $1.08 per diluted share for the six months ended December 31, 2022. Our net income for the six months ended December 31, 2023, contains unrealized losses on our marketable equity investments of $2.6 million and our net income for the six months ended December 31, 2022, contains unrealized gains on our marketable equity investments of $3.2 million. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

“We are pleased with our second quarter and year-to-date results.” said Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer. “We would also like to share that we have implemented a new stock buy-back program and have begun to decrease our inventory levels.” Mr. Van Kirk continued, “We are excited about our continued sales growth as well as our prospects for continued future growth, as we are increasing our investment in our sales channels.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2023	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,289	$2,936
Investments	5,803	1,134
Accounts receivable, net of allowance for expected credit losses of $0 at December 31, 2023 and at June 30, 2023, respectively	13,169	9,952
Deferred costs	412	494
Inventory	15,026	16,167
Prepaid expenses and other current assets	901	296
Total current assets	36,600	30,979
Land and building, net	6,202	6,249
Equipment and leasehold improvements, net	5,331	5,079
Right-of-use asset, net	1,675	1,872
Intangibles, net	68	81
Investments	1,509	7,521
Other assets	42	42
Total assets	$51,427	$51,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,909	$2,261
Accrued liabilities	2,846	3,135
Income taxes payable	389	453
Notes payable	3,846	3,827
Total current liabilities	9,990	9,676
Lease liability, net of current portion	1,415	1,638
Deferred income taxes, net	8	8
Notes payable, net of current portion	8,228	8,911
Total non-current liabilities	9,651	10,557
Total liabilities	19,641	20,233
Shareholders’ equity:
Common stock; no par value; 50,000,000 shares authorized; 3,541,045 and 3,545,309 shares issued and outstanding at December 31, 2023 and June 30, 2023, respectively	7,078	6,767
Retained earnings	24,708	24,823
Total shareholders’ equity	31,786	31,590
Total liabilities and shareholders’ equity	$51,427	$51,823

PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
		(restated)		(restated)
Net sales	$12,588	$11,282	$24,526	$22,369
Cost of sales	9,786	8,659	18,066	16,791
Gross profit	2,802	2,623	6,460	5,578

Operating expenses: Selling expenses	37	68	63	122
General and administrative expenses	1,200	951	2,195	1,975
Research and development costs	788	467	1,593	1,395
Total operating expenses	2,025	1,486	3,851	3,492

Operating income	777	1,137	2,609	2,086
Interest expense	(139)	(128)	(271)	(258)
Unrealized gain (loss) on marketable equity investments	(40)	2,740	(2,593)	3,165
Interest and other income	22	7	46	225
Gain on sale of investments	—	—	—	7
Income (loss) before income taxes	620	3,756	(209)	5,225
Income tax benefit (expense)	(120)	(1,004)	94	(1,270)
Net income (loss)	$500	$2,752	$(115)	$3,955

Basic net income (loss) per share:
Net income (loss)	$0.14	$0.77	$(0.03)	$1.10
Diluted net income (loss) per share:
Net income (loss)	$0.14	$0.75	$(0.03)	$1.08

Weighted-average common shares outstanding:
Basic	3,547	3,574	3,547	3,595
Diluted	3,612	3,652	3,547	3,672
Common shares outstanding	3,541	3,554	3,541	3,554